                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                  (In thousands except earnings per share)
                             First Quarter Ended
                            ______________________
                             June 28,    June 30,
                               1996        1995
                            __________  __________
Net income                    $33,248     $27,717
                            ==========  ==========
Shares:
 Weighted average shares
   outstanding                 56,111      55,302
 Common stock
   equivalents                  1,584       1,527
                            __________  __________
 Total for primary and
   fully diluted               57,695      56,829
                            ==========  ==========
Earnings Per Share:

   Primary and fully
      diluted*                $  0.58     $  0.49
                            ==========  ==========

[FN]

* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.